EXHIBIT 21.1

                                  SUBSIDIARIES

NetCurrents Services Corporation

Netcurrents Canada, Inc.

MWI Distribution, Inc.

DSL Productions, Inc.

Grosso-Jacobson Productions, Inc.

The Grosso-Jacobson Entertainment Corporation

Grosso Jacobson Music Company, Inc.

Producers Entertainment Group, Inc.